EXHIBIT 10.1
December 9, 2008
Matthew K. Fust
1034 Noe Street
San Francisco, CA 94114
Dear Matt:
On behalf of Onyx Pharmaceuticals, it is a great pleasure to extend you an offer of employment as Executive Vice President, Chief Financial Officer reporting to me. In making this offer, we are expressing our enthusiastic support for the skills and commitment you will bring to our team. We are pleased to offer you the following:
Salary: Your semi-monthly salary will be $17,500 totaling $420,000 per year. Future increases will be awarded on the basis of performance.
Sign-On: You will receive a sign-on bonus of $100,000. If you separate from the company voluntarily within one year from your date of hire, you will be expected to repay the sign-on bonus in full.
Bonus: You are eligible, at the end of each year to receive an annual target bonus amount of 45% of your base salary if Onyx achieves its corporate objectives and you achieve the performance objectives set for you. If you leave at any time during a year, you are not eligible for any pro-rata amount of your unearned target bonus for that year. Bonus payments will be subject to required deductions and withholdings. The Company shall have the sole discretion to determine whether you have earned any bonus set forth in this paragraph and, if so, the amount of any such bonus.
At Onyx, our salary merit increases and potential bonus amounts are based upon the assumption that an employee has provided services to the Company for the entire calendar year. Therefore, if you join Onyx at any time between January 1 and October 1 of any calendar year, your potential salary merit increase and potential bonus, if either is awarded, will be pro-rated for the actual amount of service you provide during that calendar year.
Stock: You will be granted 94,500 options to purchase Onyx shares at the market price on your start date. The options will be issued pursuant to the Company’s standard Option Agreement. These options will be exercisable in installments based upon your continued employment as follows: 25% after the first twelve months, 1/48th per month thereafter, for a total of a four year vesting period. Additionally, a restricted grant of 13,500 shares has been approved. The shares subject to the award shall vest in a series of three (3) successive equal annual installments over the three-year period commencing from the grant date; provided that your continuous service has not terminated prior to each vesting date. In addition to these options, Onyx employees are eligible for annual option grants based on individual performance. Since you joined Onyx after October 1, 2008, you will be considered eligible for annual stock grants beginning in 2010 based on the previous year’s performance.
Benefits: You will be eligible to participate in the Company’s medical, dental, vision, EAP, life insurance, short and long-term disability insurance programs pursuant to the terms of these plans and our vacation, sick and holiday programs in accordance with company policy. You may also sign up to participate in our 401(k) Retirement Savings Plan and our Employee Stock Purchase Plan. In addition, you may choose to have additional Voluntary Term Life for you and your eligible dependents.

Matthew K. Fust

This offer is contingent upon your signing our Employee Confidential Information and Inventions Assignment Agreement and providing legally required evidence of your right to work in the United States, as well as, Onyx’s successful completion of your background check. We ask that you return one signed copy of the enclosed Employee Confidential Information and Inventions Assignment Agreement. In consideration of your employment, you also agree to conform to the rules and standards of the Company. You will be eligible to enter into the Onyx Executive Change in Control Severance Benefits Agreement, in the form enclosed with this letter, once you begin your employment. This agreement will set forth the terms of the change of control benefits to which you will be entitled.
In accordance with Federal Law, all new employees are required to present evidence of their eligibility to be employed in the United States. Accordingly, we request that you provide us with a copy of an appropriate document for this purpose within 72 hours of your employment date. This may be a birth certificate, a passport, a visa or driver’s license and social security card.
Your employment is “at will.” You or Onyx may terminate your employment at any time, with or without cause, with or without notice. This letter when signed by you, will constitute the agreement between Onyx and you respecting the position, and supersedes all prior negotiations and agreements pertaining to the position whether written or oral. No employee or representative of the Company, other than its CEO (or designee), has the authority to make any express or implied agreement contrary to the foregoing. Further, the CEO at Onyx may not alter the at-will nature of the employment relationship or enter into any employment agreement for a specific time unless the CEO (or designee) and you both sign a written agreement that clearly expressly specifies the intent of doing so.
We are very enthusiastic about the prospect of having you on the Onyx team and we are confident that you will make a valuable contribution to the success of the company. If this arrangement is acceptable to you, please indicate your acceptance of the terms of this employment offer by signing and dating one copy and returning it, along with the signed Confidential Information and Inventions Assignment Agreement to Judy Batlin.
Should you have any questions regarding the provisions of employment, please contact me at (510) 597-6543 or Judy Batlin (510) 597-6544.
Sincerely,
/s/ N. Anthony Coles
N. Anthony Coles, MD
President and Chief Executive Officer
I accept Onyx Pharmaceutical’s offer of employment on the terms stated.

/s/ Matthew K. Fust	December 12, 2008	January 5, 2009

Accepted (signature)	Date	Start Date